AGREEMENT REGARDING FILING OF SCHEDULE 13D
                  ------------------------------------------


      This will confirm the agreement by an among all of the undersigned that the Schedule 13D filed on or about this date with respect to the beneficial ownership of the undersigned of shares of common stock, par value $1.00 per share, of Avatar Holdings Inc. is being filed, and all further amendments thereto will be filed, jointly on behalf of each of the undersigned for all purposes specified in such Schedule 13D, as so amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



Dated:  February 2, 1998

                                    ODYSSEY PARTNERS, L.P.

                                    /s/ Joshua Nash
                                    -------------------------------------
                                    Name:  Joshua Nash
                                    Title: General Partner


                                    /s/ Leon Levy
                                    -------------------------------------
                                    Leon Levy









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